Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Announces Second-Quarter 2024 Financial Results; Achieves 2Q EPS Expectations

2Q pre-tax margin expected to be among industry leaders, despite excess industry capacity in the domestic market

Expect best unit revenue performance among large peers

United's key revenue diversity advantages – Premium revenue, Basic Economy revenue and market share shift among domestic road warriors – gained additional momentum in 2Q

Sees mid-August as inflection point when industry-wide oversupply eases and United is best positioned to benefit

CHICAGO, July 17, 2024 – United Airlines (UAL) today reported second-quarter 2024 financial results. The company had pre-tax earnings of $1.7 billion, with a pre-tax margin of 11.6%; adjusted pre-tax earnings1 of $1.8 billion, with an adjusted pre-tax margin1 of 12.1%. The company expects pre-tax margin to be near the top of the industry. The company also achieved diluted earnings per share of $3.96; adjusted diluted earnings per share1 of $4.14, in line with second-quarter 2024 guidance provided at the start of the quarter. The company continues to expect full-year 2024 adjusted diluted earnings per share2 of $9 to $11.
For nearly two years, the airline has been anticipating significant domestic capacity reductions recently announced by a variety of U.S. airlines this summer and mid-August is an inflection point, with published schedule changes showing an approximately 3 point decline in industry capacity growth rate. The airline expects three critical revenue diversity advantages that propelled it to the top of the industry during this challenging period to further accelerate. The first, premium revenue, grew 8.5% in the second quarter versus the same quarter last year. The second, Basic Economy revenue, grew 38% year-over-year during the quarter. The third, market share among domestic road warriors, increased during the quarter year-over-year.
"The revenue diversity advantages that we've built with our premium customers, Basic Economy customers, and domestic road warriors, on top of the world's best loyalty program and leading customer service, have propelled our margins to near the top of the industry," said United Airlines CEO Scott Kirby. "Looking forward, we see multiple airlines have begun to cancel loss-making capacity, and we expect leading unit revenue performance among our largest peers in the second half of the third quarter. United has long been preparing for
1 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.
2 Adjusted diluted earnings per share is a non-GAAP financial measure that excludes operating and nonoperating special charges and unrealized (gains) losses on investments, net. We are not providing a target for or a reconciliation to diluted earnings per share, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to predict the probable significance of such items. For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Reports Second-Quarter 2024 Results
the moment when industry wide domestic capacity would adjust - it's now clear that inflection point is just 30 days away."
United has also continued to strategically manage the business in the face of industry wide challenges. United reduced costs and delivered CASM of down 4.8% and better-than-expected CASM-ex1 of up 2.1%. The airline also generated net cash provided by operating activities of $2.9 billion and $1.9 billion of free cash flow1 in the quarter. In early July, the company voluntarily prepaid the remaining balance of the high-cost MileagePlus term loan, totaling $1.8 billion, which further strengthens its balance sheet and reduces the airline's interest burden in the years ahead. The airline ended the quarter with trailing twelve months adjusted net debt to EBITDAR of 2.6x3. Looking ahead, United has also reduced planned domestic capacity by approximately 3 points in the fourth quarter, compared to the company's previous plan – reflecting the airline's firm commitment to taking its own action to adjust to current trends.
"At United, we have been effectively managing costs, cash and capacity against a challenging industry backdrop because we're focused on doing what's necessary to hit our financial targets. Thank you to leaders across the company for embracing a 'no excuses' approach to running our business. It gives me confidence in our ability to achieve our $9-$11 EPS2 goal for 2024, despite the challenges the industry has faced this year," said Kirby.
3 Trailing twelve month adjusted net debt to adjusted EBITDAR is a non-GAAP financial measure. For additional information and reconciliations of adjusted net debt to total debt, the most comparable GAAP measure, and of adjusted EBITDAR to net income, the most comparable GAAP measure, please see “NON-GAAP FINANCIAL INFORMATION” below.

United Airlines Reports Second-Quarter 2024 Results
Second-Quarter Financial Results
•Capacity up 8.3% compared to second-quarter 2023.
•Total operating revenue of $15.0 billion, up 5.7% compared to second-quarter 2023.
•TRASM down 2.4% compared to second-quarter 2023.
•CASM down 4.8%, and CASM-ex1 up 2.1%, compared to second-quarter 2023.
•Pre-tax earnings of $1.7 billion, with a pre-tax margin of 11.6%; adjusted pre-tax earnings1 of $1.8 billion, with an adjusted pre-tax margin1 of 12.1%.
•Net income of $1.3 billion; adjusted net income1 of $1.4 billion.
•Diluted earnings per share of $3.96; adjusted diluted earnings per share1 of $4.14.
•Average fuel price per gallon of $2.76.
•Ending available liquidity4 of $18.2 billion.
•Total debt and finance lease obligations of $26.6 billion at quarter end.
•Trailing twelve months adjusted net debt to adjusted EBITDAR of 2.6x3.
•In July, voluntarily pre-paid the remaining $1.8 billion outstanding balance of the MileagePlus term loan with an interest rate near 11%.

Key Highlights
•Launched Kinective MediaSM by United Airlines – the first media network that uses insights from travel behaviors to connect customers to personalized advertising, experiences and offers from leading brands.
•Resumed the airline's two daily flights from Newark to Tel Aviv.
•Recognized as one of TIME100's Most Influential Companies for United's commitment to sustainability through its United Airlines Ventures Sustainable Flight FundSM.
•Announced the addition of nearly 200 flights to Milwaukee and Chicago this summer for easier travel to the Republican and Democratic National Conventions.
•Debuted a new onboard safety video, providing clear, easy-to-follow demonstrations of critical safety procedures.

Customer Experience
•Achieved the highest rating for a second quarter5 on the consumer satisfaction rating scale, the Net Promoter Score.
•Expanded TSA PreCheck Touchless ID technology across key markets, including Newark, Los Angeles and Atlanta, following its debut in Chicago.
4 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.
5 Excluding years impacting the COVID-19 pandemic — 2020 and 2021.

United Airlines Reports Second-Quarter 2024 Results
•The United app continues to be the most downloaded airline app with over 89% of customers engaging digitally on day of travel.
•Launched a new seat preference feature that automatically re-seats customers when their preferred seat becomes available. Over 30% of customers who have saved their seat preferences are moved to their preferred seat.
•For the quarter, 47% of passengers were rebooked through United's automated service or through self-service, an increase in 7 points year over year.
•Debuted limited-edition Wrexham AFC-themed amenity kits and pajamas in premium cabins on select long-haul international flights for customers to share in celebration of the soccer team's success.

Operations
•Flew the most customers for a second quarter in company history, carrying 44.4 million passengers, and set the record for the most ever customers carried in a day by the airline at 565,000.
•Completed 34 days rated first amongst U.S. airlines for on-time departures, closing the quarter with the second best on-time departures amongst U.S. carriers.
•United Express achieved the lowest cancel rate for a second quarter5 in company history.
•Opened a state-of-the-art cargo facility at the New York/Newark airport, expanding the airline's cargo space at the hub to 319,000 square feet.

Network
•Operated the largest schedule in the airline's history, with the highest number of daily departures at nearly 2,700. Operated the largest domestic U.S. and Canada second quarter schedule in the airline's history and an international schedule 35% larger than the next largest U.S. carrier by available seat miles.
•Inaugurated service to Georgetown, Guyana and launched new routes to existing destinations, with new flights between Tulum, Mexico and Chicago and Los Angeles; Barcelona, Spain and San Francisco; Athens, Greece and Chicago; and Tokyo-Haneda and Guam.
•Added second daily seasonal flights between Porto, Portugal and New York/Newark; Brussels and New York/Newark; and between Rome and Washington D.C., and resumed a seasonal daily flight between Reykjavik, Iceland and New York/Newark for the first time since 2022.
•Launched or reinstated 12 additional domestic routes, including Chicago to Nantucket, Mass. and Wilmington, N.C.; Denver to Fairbanks, Alaska and Myrtle Beach, S.C.; Houston to Traverse City, Mich. and Ontario, Canada; and Washington, D.C. to Anchorage, Alaska, Mobile, Ala., State College, Pa., Wilkes Barre/Scranton, Pa., Harrisburg, Pa. and Philadelphia.

United Airlines Reports Second-Quarter 2024 Results
•United operated the largest ever schedule to Canada since the start of the Air Canada/United joint business agreement, including the launch or reinstatement of Chicago to Winnipeg and Quebec City; Denver to Winnipeg; Newark to Halifax; Los Angeles to Calgary; and Washington, D.C. to Vancouver.

Awards
•United was recognized in Fast Company's 2024 World Changing Ideas List for its United Airlines Ventures Sustainable Flight Fund.
•Recognized as the only airline in Fair360's Top 50 Companies list for an ongoing commitment to workplace fairness, a list the company has made for the sixth year in a row.
•Awarded the Helen Darling Award for Excellence in Health Care Value and Innovation by Business Group on Health for providing best-in-class healthcare benefits and resources to support employees and their families.
•Recognized as a VETS Indexes 3 Star Employer for the company's commitment to recruiting, hiring and supporting veterans and the military-connected community.
•Recognized with the Silver Anvil award for Best In-House Team by the Public Relations Society of America for the company's Good Leads the Way campaign.
•Executive Vice President of Government Affairs and Global Public Policy Terri Fariello was named one of "Washington, D.C.'s 500 Most Influential People of 2024" by the Washingtonian.

Employees, Communities
•Over 2,000 United employees volunteered more than 12,000 hours in communities across hub markets, including 5,300 hours of service to local communities during volunteer month.
•MileagePlus members donated more than 10 million miles to participating non-profit organizations via United's Miles on a MissionSM program, and over 350 in-kind flights to disaster relief partners.
•United transported nearly 320 million pounds of cargo, including approximately 33 million pounds of medical shipments and 29 thousand pounds of military shipments, with more than 110 tons of cargo flown to support the Gaza humanitarian crisis, Brazil flood relief, Maui Recovery, and other disaster preparedness, relief and recovery efforts.
•United's Aviate Academy launched a pilot development program with Texas Southern University and United awarded the university's aviation program with more than $200,000 in scholarships.
•Donated $100,000 to Houston disaster relief organizations supporting those impacted by severe storms and flooding in the greater Houston area.
•Committed $50,000 to Airlink and Global Giving's Brazil Flood Relief Fund, and, alongside customers, United raised nearly seven million miles in support of Airlink, American Red Cross, and World Central Kitchen to support on the ground disaster relief.

United Airlines Reports Second-Quarter 2024 Results
•BEACON, United's Black Business Resource Group, hosted seven events across hub cities in honor of Juneteenth to celebrate the holiday.
•United's LGBTQ+ Business Resource Group EQUAL participated in ten Pride parades across the country throughout the month of June to celebrate Pride Month.

United Airlines Reports Second-Quarter 2024 Results
Earnings Call
UAL will hold a conference call to discuss second quarter financial results, as well as its financial and operational outlook for the third-quarter 2024 and beyond, on Thursday, July 18, at 9:30 a.m. CDT/10:30 a.m. EDT. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain full year 2024 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet plan strategy, announced routes (which may be subject to government approval), product development, ESG-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon

United Airlines Reports Second-Quarter 2024 Results
information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying to Tel Aviv as a result of the Israeli-Hamas military conflict, as well as any escalation of the broader economic consequences of these conflicts beyond their current scope); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, and any failure to achieve or demonstrate progress towards our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus financing agreements; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and under "Economic and Market Factors" and "Governmental Actions" in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such as CASM-ex (which excludes the impact of fuel expense, profit sharing, special charges and third-party expenses), adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges, unrealized (gains) losses on investments, net and debt extinguishment and modification fees), adjusted pre-tax income, adjusted earnings per share and adjusted net income typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or

United Airlines Reports Second-Quarter 2024 Results
future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2024	2023		2024	2023
Operating revenue:
Passenger revenue	$13,680	$13,002	5.2	$24,993	$23,276	7.4
Cargo	414	362	14.4	805	760	5.9
Other operating revenue	892	814	9.6	1,727	1,571	9.9
Total operating revenue	14,986	14,178	5.7	27,525	25,607	7.5

Operating expense:
Salaries and related costs	4,098	3,710	10.5	8,030	7,032	14.2
Aircraft fuel	3,133	2,820	11.1	6,087	5,994	1.6
Landing fees and other rent	866	765	13.2	1,670	1,482	12.7
Aircraft maintenance materials and outside repairs	716	686	4.4	1,489	1,388	7.3
Depreciation and amortization	719	669	7.5	1,427	1,324	7.8
Regional capacity purchase	612	599	2.2	1,197	1,214	(1.4)
Distribution expenses	626	487	28.5	1,106	890	24.3
Aircraft rent	40	49	(18.4)	83	105	(21.0)
Special charges	36	859	NM	49	873	NM
Other operating expenses	2,211	2,017	9.6	4,359	3,831	13.8
Total operating expense	13,057	12,661	3.1	25,497	24,133	5.7

Operating income	1,929	1,517	27.2	2,028	1,474	37.6

Nonoperating income (expense):
Interest expense	(427)	(493)	(13.4)	(881)	(979)	(10.0)
Interest income	190	216	(12.0)	367	386	(4.9)
Interest capitalized	60	42	42.9	121	80	51.3
Unrealized gains (losses) on investments, net	(33)	84	NM	(70)	108	NM
Miscellaneous, net	20	21	(4.8)	10	62	(83.9)
Total nonoperating expense, net	(190)	(130)	46.2	(453)	(343)	32.1

Income before income tax expense	1,739	1,387	25.4	1,575	1,131	39.3

Income tax expense	416	312	33.3	376	250	50.4
Net income	$1,323	$1,075	23.1	$1,199	$881	36.1

Diluted earnings per share	$3.96	$3.24	22.2	$3.60	$2.66	35.3
Diluted weighted average shares	333.9	331.5	0.7	333.1	331.5	0.5

NM-Greater than 100% change or otherwise not meaningful.

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	2Q 2024 Passenger Revenue	Passenger Revenue vs. 2Q 2023	Passenger Revenue per Available Seat Mile ("PRASM") vs. 2Q 2023	Yield vs. 2Q 2023	Available Seat Miles ("ASMs") vs. 2Q 2023	2Q 2024 ASMs	2Q 2024 Revenue Passenger Miles ("RPMs")
Domestic	$7,965	3.3%	(1.9%)	(1.2%)	5.3%	42,251	36,511

Europe	2,837	8.7%	0.9%	5.4%	7.8%	16,554	13,533
Middle East/India/Africa	258	(35.2%)	5.5%	9.9%	(38.6%)	1,848	1,567
Atlantic	3,095	2.9%	2.7%	7.6%	0.2%	18,402	15,100
Pacific	1,386	24.3%	(9.4%)	(2.5)%	37.2%	10,444	8,178
Latin America	1,234	5.5%	(8.6%)	(6.8%)	15.4%	8,581	7,275
International	5,715	8.0%	(3.6%)	1.2%	12.0%	37,427	30,553

Consolidated	$13,680	5.2%	(2.9%)	(0.3%)	8.3%	79,678	67,064

Select operating statistics are as follows:

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
	2024	2023			2024	2023
Passengers (thousands) (a)	44,375	41,945	5.8		83,700	78,767	6.3
RPMs (millions) (b)	67,064	63,541	5.5		124,491	116,073	7.3
ASMs (millions) (c)	79,678	73,538	8.3		151,346	139,258	8.7
Passenger load factor: (d)
Consolidated	84.2%	86.4%	(2.2)	pts.	82.3%	83.4%	(1.1)	pts.
Domestic	86.4%	87.0%	(0.6)	pts.	85.1%	84.1%	1.0	pt.
International	81.6%	85.6%	(4.0)	pts.	79.0%	82.4%	(3.4)	pts.
PRASM (cents)	17.17	17.68	(2.9)		16.51	16.71	(1.2)
Total revenue per available seat mile ("TRASM") (cents)	18.81	19.28	(2.4)		18.19	18.39	(1.1)
Average yield per RPM (cents) (e)	20.40	20.46	(0.3)		20.08	20.05	0.1
Cargo revenue ton miles (millions) (f)	890	768	15.9		1,742	1,499	16.2
Aircraft in fleet at end of period	1,369	1,325	3.3		1,369	1,325	3.3
Average stage length (miles) (g)	1,517	1,497	1.3		1,500	1,465	2.4
Employee headcount, as of June 30 (in thousands)	106.0	99.8	6.2		106.0	99.8	6.2
Cost per ASM ("CASM") (cents)	16.39	17.22	(4.8)		16.85	17.33	(2.8)
CASM-ex (cents) (h)	12.10	11.85	2.1		12.59	12.18	3.4
Average aircraft fuel price per gallon	$2.76	$2.66	3.8		$2.82	$2.98	(5.4)
Fuel gallons consumed (millions)	1,134	1,062	6.8		2,159	2,014	7.2
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted EBITDA excluding aircraft rent (adjusted EBITDAR), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM-ex, adjusted capital expenditures, adjusted total debt, adjusted net debt, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above. The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.
CASM: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and EBITDAR: UAL also reports EBITDA and EBITDAR excluding special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.
Adjusted Capital Expenditures and Free Cash Flow: UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, operating lease obligations and finance lease obligations, current and noncurrent other financial liabilities and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2024	2023		2024	2023
CASM (GAAP)	16.39	17.22	(4.8)	16.85	17.33	(2.8)
Fuel expense	3.93	3.84	2.3	4.02	4.30	(6.5)
Profit sharing	0.23	0.30	(23.3)	0.13	0.16	(18.8)
Third-party business expenses	0.08	0.06	33.3	0.08	0.06	33.3
Special charges	0.05	1.17	NM	0.03	0.63	NM
CASM-ex (Non-GAAP)	12.10	11.85	2.1	12.59	12.18	3.4

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
Adjusted EBITDA and EBITDAR (in millions)	2024	2023	2024	2023	2024	2023
Net income (GAAP)	$1,323	$1,075	$1,199	$881	$2,936	$2,666
Adjusted for:
Depreciation and amortization	719	669	1,427	1,324	2,774	2,558
Interest expense, net of capitalized interest and interest income	177	235	393	513	827	1,128
Income tax expense	416	312	376	250	895	748
Special charges	36	859	49	873	125	909
Nonoperating unrealized (gains) losses on investments, net	33	(84)	70	(108)	151	(168)
Nonoperating debt extinguishment and modification fees	—	11	35	11	35	11
Adjusted EBITDA (non-GAAP)	$2,704	$3,077	$3,549	$3,744	$7,743	$7,852
Adjusted EBITDA margin (non-GAAP)	18.0%	21.7%	12.9%	14.6%	13.9%	15.4%

Adjusted EBITDA (non-GAAP)	$2,704	$3,077	$3,549	$3,744	$7,743	$7,852
Aircraft rent	40	49	83	105	175	229
Adjusted EBITDAR (non-GAAP)	$2,744	$3,126	$3,632	$3,849	$7,918	$8,081

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Capital Expenditures (in millions)	2024	2023	2024	2023
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,164	$1,420	$2,530	$3,263
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	(206)	359	(206)	559
Adjusted capital expenditures (Non-GAAP)	$958	$1,779	$2,324	$3,822

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$2,876	$3,799	$5,723	$6,941
Less capital expenditures, net of flight equipment purchase deposit returns	1,164	1,420	2,530	3,263
Free cash flow, net of financings (Non-GAAP)	$1,712	$2,379	$3,193	$3,678

Net cash provided by operating activities (GAAP)	$2,876	$3,799	$5,723	$6,941
Less adjusted capital expenditures (Non-GAAP)	958	1,779	2,324	3,822
Free cash flow (Non-GAAP)	$1,918	$2,020	$3,399	$3,119

	June 30,		Increase/ (Decrease)
Adjusted total debt and Adjusted net debt (in millions)	2024	2023
Debt - current and noncurrent (GAAP)	$26,444	$30,293	$(3,849)
Operating lease obligations - current and noncurrent	4,991	5,178	(187)
Finance lease obligations - current and noncurrent	175	370	(195)
Pension and postretirement liabilities - noncurrent	1,610	1,445	165
Other financial liabilities - current and noncurrent	2,644	1,503	1,141
Adjusted total debt (Non-GAAP)	$35,864	$38,789	(2,925)
Less: Cash and cash equivalents	$10,864	$9,605	1,259
Short-term investments	4,384	9,533	(5,149)
Adjusted net debt (non-GAAP)	$20,616	$19,651	965
Adjusted net debt divided by twelve months ended June 30 adjusted EBITDAR (non-GAAP)	2.6	2.4	0.2	pts.

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2024	2023		2024	2023
Operating expenses (GAAP)	$13,057	$12,661	3.1	$25,497	$24,133	5.7
Special charges	36	859	NM	49	873	NM
Operating expenses, excluding special charges	13,021	11,802	10.3	25,448	23,260	9.4
Adjusted to exclude:
Fuel expense	3,133	2,820	11.1	6,087	5,994	1.6
Profit sharing	185	220	(15.9)	188	220	(14.5)
Third-party business expenses	64	46	39.1	122	87	40.2
Adjusted operating expenses (Non-GAAP)	$9,639	$8,716	10.6	$19,051	$16,959	12.3

Operating income (GAAP)	$1,929	$1,517	27.2	$2,028	$1,474	37.6
Special charges	36	859	NM	49	873	NM
Adjusted operating income (Non-GAAP)	$1,965	$2,376	(17.3)	$2,077	$2,347	(11.5)

Operating margin	12.9%	10.7%	2.2 pts.	7.4%	5.8%	1.6 pts.
Adjusted operating margin (Non-GAAP)	13.1%	16.8%	(3.7) pts.	7.5%	9.2%	(1.7) pts.

Pre-tax income (GAAP)	$1,739	$1,387	25.4	$1,575	$1,131	39.3
Adjusted to exclude:
Special charges	36	859	NM	49	873	NM
Unrealized (gains) losses on investments, net	33	(84)	NM	70	(108)	NM
Debt extinguishment and modification fees	—	11	NM	35	11	NM
Adjusted pre-tax income (Non-GAAP)	$1,808	$2,173	(16.8)	$1,729	$1,907	(9.3)

Pre-tax margin	11.6%	9.8%	1.8 pts.	5.7%	4.4%	1.3 pts.
Adjusted pre-tax margin (Non-GAAP)	12.1%	15.3%	(3.2) pts.	6.3%	7.4%	(1.1) pts.

Net income (GAAP)	$1,323	$1,075	23.1	$1,199	$881	36.1
Adjusted to exclude:
Special charges	36	859	NM	49	873	NM
Unrealized (gains) losses on investments, net	33	(84)	NM	70	(108)	NM
Debt extinguishment and modification fees	—	11	NM	35	11	NM
Income tax benefit on adjustments, net	(8)	(194)	NM	(19)	(197)	NM
Adjusted net income (Non-GAAP)	$1,384	$1,667	(17.0)	$1,334	$1,460	(8.6)

Diluted earnings per share (GAAP)	$3.96	$3.24	22.2	$3.60	$2.66	35.3
Adjusted to exclude:
Special charges	0.11	2.59	NM	0.15	2.63	NM
Unrealized (gains) losses on investments, net	0.09	(0.25)	NM	0.21	(0.33)	NM
Debt extinguishment and modification fees	—	0.03	NM	0.10	0.03	NM
Income tax benefit on adjustments, net	(0.02)	(0.58)	NM	(0.06)	(0.59)	NM
Adjusted diluted earnings per share (Non-GAAP)	$4.14	$5.03	(17.7)	$4.00	$4.40	(9.1)

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2024 (UNAUDITED)	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$10,864	$6,058
Short-term investments	4,384	8,330
Restricted cash	30	31
Receivables, less allowance for credit losses (2024 — $20; 2023 — $18 )	2,376	1,898
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2024 — $754; 2023 — $689)	1,680	1,561
Prepaid expenses and other	669	609
Total current assets	20,003	18,487

Total operating property and equipment, net	40,665	39,815
Operating lease right-of-use assets	3,803	3,914
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2024 — $1,347; 2023 — $1,495)	2,699	2,725
Restricted cash	220	245
Investments in affiliates and other, less allowance for credit losses (2024 — $32; 2023 — $38)	1,337	1,391
Total other assets	8,783	8,888
Total assets	$73,254	$71,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,478	$3,835
Accrued salaries and benefits	2,383	2,940
Advance ticket sales	9,365	6,704
Frequent flyer deferred revenue	3,252	3,095
Current maturities of long-term debt	4,757	4,018
Current maturities of operating leases	548	576
Current maturities of finance leases	110	172
Current maturities of other financial liabilities	68	57
Other	894	806
Total current liabilities	25,855	22,203
Long-term liabilities and deferred credits:
Long-term debt	21,687	25,057
Long-term obligations under operating leases	4,443	4,503
Long-term obligations under finance leases	65	91
Frequent flyer deferred revenue	4,101	4,048
Pension liability	998	968
Postretirement benefit liability	612	637
Deferred income taxes	951	594
Other financial liabilities	2,576	2,265
Other	1,440	1,414
Total long-term liabilities and deferred credits	36,873	39,577
Total stockholders' equity	10,526	9,324
Total liabilities and stockholders' equity	$73,254	$71,104

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net cash provided by operating activities	$5,723	$6,941

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(2,530)	(3,263)
Purchases of short-term and other investments	(1,754)	(6,876)
Proceeds from sale of short-term and other investments	5,820	6,702
Proceeds from sale of property and equipment	42	9
Other, net	(3)	1
Net cash provided by (used in) investing activities	1,575	(3,427)

Cash Flows from Financing Activities:
Proceeds from issuance of debt and other financing liabilities, net of discounts and fees	3,718	1,591
Payments of long-term debt, finance leases and other financing liabilities	(6,217)	(2,614)
Other, net	(19)	(31)
Net cash used in financing activities	(2,518)	(1,054)
Net increase in cash, cash equivalents and restricted cash	4,780	2,460
Cash, cash equivalents and restricted cash at beginning of the period	6,334	7,421
Cash, cash equivalents and restricted cash at end of the period	$11,114	$9,881

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	(206)	559
Right-of-use assets acquired through operating leases	143	434
Lease modifications and lease conversions	73	349
Investment interests received in exchange for loans, goods and services	18	25

United Airlines Reports Second-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges and unrealized (gains) losses on investments, net include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Operating:
(Gains) losses on sale of assets and other special charges	$36	$46	$49	$60
Labor contract ratification bonuses	—	813	—	813
Total operating special charges	36	859	49	873

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	33	(84)	70	(108)
Nonoperating debt extinguishment and modification fees	—	11	35	11
Total nonoperating special charges and unrealized (gains) losses on investments, net	33	(73)	105	(97)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net	69	786	154	776
Income tax benefit, net of valuation allowance	(8)	(194)	(19)	(197)
Total operating and non-operating special charges and unrealized (gains) losses on investments, net of income taxes	$61	$592	$135	$579
(Gains) losses on sale of assets and other special charges: During the three and six months ended June 30, 2024, the company incurred $36 million and $49 million, respectively, of charges primarily consisting of a write down to fair market value for assets held for sale, losses on the disposal of assets, a settlement related to a certain pilot long term disability plan, accelerated depreciation on assets with shortened lives and write-off of certain international slots no longer in use, which were partially offset by a gain from a favorable outcome related to a certain contract dispute as well as gains on sales of assets.
During the three and six months ended June 30, 2023, the company recorded $46 million and $60 million, respectively, of net charges primarily comprised of reserves for various legal matters, accelerated depreciation related to certain of the company's assets that were retired early and other gains and losses on the sale of assets.
Labor contract ratification bonuses. During the three and six months ended June 30, 2023, the company recorded $813 million of expense associated with the then completed Agreement in Principle with its employees represented by the Air Line Pilots Association and ratified contracts with the International Association of Machinists & Aerospace Workers.
Nonoperating unrealized (gains) losses on investments, net: All amounts represent changes to the market value of equity investments.
Nonoperating debt extinguishment and modification fees: During the six months ended June 30, 2024, the company recorded $35 million of charges primarily related to the refinancing of its 2021 term loans.
During the three and six months ended June 30, 2023, the company recorded $11 million of charges primarily related to the prepayment of $1.0 billion of the outstanding principal amount under a 2021 term loan facility.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Effective tax rate	23.9%	22.5%	23.9%	22.1%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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